SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 2, 2005

priceline.com Incorporated

(Exact name of registrant as specified in its charter)

Delaware	0-25581	06-1528493
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Connecticut Avenue, Norwalk, Connecticut		06854
(Address of principal office)		(zip code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into Material Definitive Agreements

On November 2, 2005, priceline.com Incorporated (“priceline.com”) announced the promotion of Stoffer A. Norden to President and Chief Executive Officer of priceline.com International Limited (“Priceline Europe”).  Mr. Norden will continue to serve as a director of Priceline Europe and as Managing Director of Bookings.  In connection with the promotion, Mr. Norden received certain equity grants from Priceline Europe and priceline.com, the material terms of which are summarized below.

(a)   Employment Agreement.

Term and Position.  The employment agreement by and between Mr. Norden and Bookings Europe B.V., a wholly owned subsidiary of Bookings B.V. (“Bookings”), which was entered into on July 14, 2005 at the time priceline.com acquired Bookings (the “Bookings Acquisition”), does not have a fixed term and is terminable at will by either party upon due observance of the statutory notice period in The Netherlands.  The agreement automatically terminates upon Mr. Norden reaching the age of 65.  The agreement with Mr. Norden provides for a salary of €177,824 per year (approximately $214,693), and that Mr. Norden will be eligible to receive an annual holiday allowance payment of €14,226 per year (approximately $17,171).

Other.  Mr. Norden’s employment agreement includes certain non-compete, non-solicitation and non-interference provisions.

(b)   Equity Arrangements.

In connection with the Bookings Acquisition, Priceline Europe and priceline.com entered into certain equity arrangements with the managers of Bookings (including Mr. Norden).   Mr. Norden purchased Series C ordinary shares in Priceline Europe for which he paid fair market value (the “Purchased Securities”) and was granted restricted stock units of Priceline Europe at nominal value that are payable in Series C ordinary shares of Priceline Europe (the “Granted Securities”), each as detailed below.  In addition, Mr. Norden was granted priceline.com stock options, as detailed below.  In connection with his promotion, Mr. Norden will be granted additional Granted Securities and priceline.com stock options and restricted stock units, each as detailed below.

(i) Purchased Securities.  In connection with the Bookings Acquisition, Mr. Norden purchased 151,905 Series C ordinary shares of Priceline Europe (representing approximately 1.59% of the issued capital of Priceline Europe).

(ii) Granted Securities.  In connection with the Bookings Acquisition, Mr. Norden was granted 8,119 restricted stock units of Priceline Europe (representing approximately ..08% of the issued capital of Priceline Europe).  In connection with his promotion, Mr. Norden will be granted an additional 7,500 restricted stock units of Priceline Europe (representing approximately .08% of the issued capital of Priceline Europe).

(iii) priceline.com Stock Options.  In connection with the Bookings Acquisition, Mr. Norden was granted stock options to purchase 25,806 shares of priceline.com common stock with an exercise price of $23.08.  In connection with his promotion to President and Chief Executive Officer of Priceline Europe, on November 8, 2005, Mr. Norden was be granted stock options to purchase an additional 40,000 shares of priceline.com common stock with an exercise price of $24.51, the closing price of priceline.com’s common stock on the NASDAQ stock market on November 7, 2005.

(iv) On November 7, 2005, Mr. Norden was granted 10,000 restricted stock units of priceline.com.  One-third of the restricted stock units vest on each of the three anniversaries of the date of grant.

Item 5.02               Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(c)  On November 2, 2005, priceline.com announced the promotion of Stoffer A. Norden, age 37, to President and Chief Executive Officer of Priceline Europe.  The promotion is effective November 7, 2005.  Mr. Norden will succeed Dr. Andrew J. Phillipps, age 36, who will remain as a director of Priceline Europe’s Board of Directors.  Mr. Norden will have responsibility for all of priceline.com’s European operations (including Active Hotels Limited and Bookings, indirectly owned subsidiaries of priceline.com).  A copy of priceline.com’s press release announcing Mr. Norden’s promotion and Mr. Phillipps’ departure is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Mr. Norden has been Chief Executive Officer of Bookings, since July, 2003.  From February, 2002 to June, 2003, Mr. Norden co-owned Bookingsportal B.V., which was an affiliate of Bookings. Prior to that, Mr. Norden served as a director of BBV, an integrated optics company of which he was a co-founder, from 1998 to 2000.  In 2000, BBV merged with Scotland-based Kymata and was subsequently acquired by Alcatel.

A description of Mr. Norden’s employment agreement is provided in Item 1.01 above and is incorporated into this Item 5.02(c) by reference.

Item 9.01.              Financial Statements and Exhibits

(c) Exhibits

10.4	Employment Agreement, dated July 14, 2005 between Bookings Europe B.V. and Stef Norden.

10.5	Form of priceline.com Incorporated Restricted Stock Unit Grant Agreement.

99.1	Press release issued by priceline.com Incorporated on November 2, 2005 announcing the appointment of Stef Norden as President and Chief Executive Officer of Priceline Europe.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRICELINE.COM INCORPORATED

By:	/s/ Jeffery H. Boyd
	Name:	Jeffery H. Boyd
	Title:	President and Chief Executive Officer

Date:  November 8, 2005

EXHIBIT INDEX

Exhibit No.	Description

10.4	Employment Agreement, dated July 14, 2005 between Bookings Europe B.V. and Stef Norden.

10.5	Form of priceline.com Incorporated Restricted Stock Unit Grant Agreement.

99.1	Press release issued by priceline.com Incorporated on November 2, 2005 announcing the appointment of Stef Norden as President and Chief Executive Officer of Priceline Europe.